EXHIBIT 99.2
                 EXECUTIVE EMPLOYMENT AGREEMENT

     THIS AGREEMENT made effective the 5th day of May, 1999

BETWEEN:


     TSUNAMI MEDIA CORPORATION, a body corporate, incorporated under the laws of the State of Delaware (hereinafter referred to as the "Corporation")

and

     William J. Buterman, of the City of Calgary, in the Province of Alberta (hereinafter referred to as "Employee")

     WHEREAS the Corporation is in the business of developing and marketing computer games software to be marketed in a variety of methods to the mass market and selling advertising via such computer games software (the "Corporation's Business");

     AND WHEREAS the Corporation is desirous of hiring the Employee to fill the position of Chief Operating Officer and to perform and fulfil such duties as normally expected of such position (the "Duties");

     AND WHEREAS the Employee is desirous of working for the Corporation and performing and fulfilling the Duties for the Corporation as Chief Operating Officer;

     AND WHEREAS the parties hereto are desirous of entering into a written employment agreement (the "Agreement") setting out the terms and conditions of the employment relationship;

     NOW THEREFORE IN CONSIDERATION OF THESE PREMISES and the mutual covenants and agreements hereinafter contained the parties have agreed as follows:

TERM

1. The Corporation agrees to hire and employ the Employee in the capacity of Chief Operating Officer to perform and fulfil the Duties and the Employee hereby accepts such employment on the terms set out herein.

2. Employment shall be for an indeterminate length of time and shall commence effective the I st day of April, 1999.

TERMINATION

3. The Employee is not entitled to any notice of, or salary in lieu of, the termination of the employment of the Employee, where the termination is due to any breach of this Agreement or other cause deemed sufficient in law or in any other circumstances in which no notice or salary in lieu thereof is required by law.

4. Subject to paragraph 5, herein, in the event the Employee is terminated by the Corporation, without cause, then the Employee shall be entitled to damages or salary in lieu of notice for termination equivalent to a total of 6 months of the existing agreement. The parties hereby agree that such damages are a true and accurate reflection of the actual loss, which will be sustained by the Employee in the event of termination without cause.

5. In the event of a change in control of the Corporation, or the Corporation disposes of all or substantially all of its assets, or if a majority of the existing senior management is replaced and any of which result in the Employee's employment being terminated, without cause, the Employee shall be entitled to payment equivalent to twelve (12) months of the existing agreement. The date of closing of any such event will be assumed to be the Corporations year-end and all bonuses, calculated on that basis, will be due and payable.

6. The Employee shall be required to give the Corporation two months notice of his intended resignation or voluntary cessation of employment.

DUTIES

7. The Employee covenants and agrees to perform all of the prescribed duties to the best of his ability and hereby covenants to use his best efforts to promote the interests of the Corporation.

8. The Employee, throughout the term of his employment, shall devote his full time and attention to the business and affairs of the Corporation and shall not, without the consent of the Board of Directors, undertake any other business or occupation or become a director, officer, employee or agent of any other company or firm.

9. The Employee shall conform to all lawful instructions and directions given to him by the President or the Board of Directors, and obey all policies and procedures of the Corporation from time to time in force.

10. The Employee shall well and faithfully serve the Corporation and covenants that he shall not disclose the confidential information, private affairs or trade secrets of the Corporation to any person or persons other than such Employees, directors and officers of the Corporation as may be necessary to carry out his Duties.

CORPORATION POLICIES AND PROCEDURES

11. The policies and procedures of the Corporation shall form part of the terms and conditions of this Agreement and must be strictly adhered to at all times. Once finalized, a copy of such policies and procedures will be provided to the Employee. New policies and procedures may be enacted at any time and all policies and procedures are subject to deletion or change at any time. The Employee will be informed of any new policies and procedures and will also be advised of any deletions or changes.

REMUNERATION AND BENEFITS

12. The remuneration of the Employee for services hereunder shall be $112,000 U.S., for the first year of service, payable in equal monthly installments, and for the second year, and for each year thereafter, until and unless varied by the Corporation, shall be $150,000 U.S., payable in equal monthly installments.

13. The Employee shall be entitled to a bonus in the sum of $50,500 upon the successful completion of a debt or equity financing by the Corporation, for a gross amount of not less than $2,500,000 U.S.

14. The Employee shall also be entitled to an annual bonus, to be based upon the satisfaction of certain milestones, to be determined and established by the Corporation and the Employee, both acting in good faith. The satisfaction of the milestones pertaining to said bonus shall be determined by the parties in good faith.

     The Corporation shall have the option to make payment of all or part of the annual bonus, as calculated in this section by way of cash or common shares of the Corporation, subject to valuation and applicable regulatory approval, provided that the Employee shall be at liberty to require that at least 50% of any bonus due and payable to the Employee shall be made in cash. In any event, the annual bonus shall be due and payable within 10 days of the Corporations fiscal year end.

15. Upon execution of this agreement, and subject to regulatory approval, the Employee, or his designee, shall also be granted the irrevocable option to acquire up to 200,000 shares of common stock of the Corporation at the exercise price of $ 1.00 US per share. The Employee shall deliver written notice to the Corporation of his election to exercise all or part of the options conferred herein. PROVIDED THAT any options not duly exercised:
     a) within three years of the effective date of this Agreement; or
     b) upon the just termination or resignation of the Employee shall expire and be of no further force or effect.

16. The Employee shall be entitled to a paid vacation of 4 weeks in each calendar year. In scheduling such vacations, the Employee shall have regard to the procedures of the Corporation concerning same and to the operations of the Corporation. The Employee must use the entire annual vacation entitlement during the year it is available for use or he will lose the right to the unused portion of that vacation entitlement and will not be compensated for such loss.

17. The Employee shall be reimbursed for all travelling and other expenses actually and properly incurred by him in connection with performing or fulfilling the Duties. For all such expenses, the Employee shall furnish the Corporation with statements, receipts and vouchers.

TRADE SECRETS, CONFIDENTIAL INFORMATION AND NON-COMPETITION

18. This Agreement is conditional upon the Employee entering into a Confidentiality and Non-Competition Agreement substantially in the form attached hereto as Schedule "A".

GENERAL

19.  Time shall be of the essence hereof.

20. If any provision of this Agreement is determined to be unenforceable by a Court then such provision shall be severable from the remainder of this Agreement and the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect.

21. The Schedules to this Agreement are incorporated herein by this reference and are deemed to be a part hereof.

22. Other than the Confidentiality and Non-Competition Agreement referred to in section 18 hereof, this Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both parties.

23. Any notices or other communications required to be given hereunder shall be in writing, and shall be facsimiled, delivered personally or mailed by registered mail, postage prepaid, to the parties at their respective addresses set forth hereunder, namely:

     To the Employee:                   To the Corporation:
     1902G 11th Street South East
     Calgary, Alberta                   Calgary, Alberta
                                        Attention:
                                        Chief Financial Officer

     or at any other such address or addresses as may be given by either of them to the other in writing from time to time. Such notice delivered or sent by facsimile shall be deemed to have been received on the date of delivery or that date acknowledged by the facsimile as being received. Such notice, if mailed, shall be deemed to have been received on the third business day (except Saturdays and Sundays and holidays) following such mailing, or if delivered personally, shall be deemed to have been received on the day of delivery of a business day, if not a business day, on the business day following the date of delivery; PROVIDED THAT if such notice shall be mailed and if regular mail service shall be interrupted by strike or other irregularity before the deemed receipt of such notice as aforesaid, then such notice shall not be effected unless delivered.

24. The waiver by any party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

25. This Agreement may not be assigned by either party hereto without the express written consent of the other party, such consent not to be unreasonably withheld or delayed.

26. This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.





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     IN WITNESS WHEREOF the parties hereto have executed this
Agreement as of the date first above written.

TSUNAMI MEDIA CORPORATION

Per: ____________________
     Jamil Kanany, CFO

Per: ____________________
     Daniel R. Homer, Director


_________________________          ______________________________
William J. Buterman                Witness

                          SCHEDULE "A"

         CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

     THIS AGREEMENT dated for reference the _____ day of __________, 199___.

BETWEEN:

     William J. Buterman, of Calgary, Alberta (the "Employee")

and

     Tsunami Media Corporation, a corporation incorporated under the laws of the State of Delaware (the "Corporation")

WHEREAS:

1. The Corporation is principally engaged in the business of researching and developing and marketing computer hardware and software technology, principally games;

2. An Executive Employment Agreement has been entered into between the Corporation and the Employee;

3. The Employee and the Corporation wish to incorporate all of the terms of this Agreement into the Executive Employment
     Agreement between them;

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual entering into of the Executive Employment
Agreement, and for other good and valuable consideration, the parties agree as follows:

4. Trade Secrets. The Employee understands that in the performance of his the Duties with the Corporation, it will be exposed to the trade secrets of the Corporation. "Trade Secrets" means technical information or material that is commercially valuable to the Corporation and not generally known in the industry. This includes, without limiting the generality of the foregoing, the following:

     (a) any and all versions of the Corporation's proprietary computer software (including source code and object code), hardware, firmware and documentation; and
     (b) technical information concerning the Corporation's products, processes and services, including product and process data and specifications, diagrams, flow charts, drawings, test results, know-how, inventions, research projects and product development.



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5.   Confidential Information. The Employee understands that in the performance of the Duties with the Corporation, it will be exposed to confidential information of the Corporation. "Confidential Information" means non-technical information or material that is commercially valuable to the Corporation and not generally known in the industry. This includes, without limiting the generality of the foregoing, the following:

     (a) information concerning the Corporation's business, including cost information, profits, sales information, accounting and unpublished financial information, business plans, markets and marketing methods, customer lists and customer information, purchasing techniques, supplier lists and supplier information and advertising strategies;

     (b) information concerning the Corporation's consultants, including their salaries, strengths, weaknesses and skills;

     (c) information submitted by the Corporation's customers, suppliers, consultants, consultants or co-ventures with the Corporation for study, evaluation or use; and

     (d) any other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the Corporation's business.

6. Nondisclosure of Trade Secrets. The Employee will keep the Corporation's Trade Secrets, whether or not prepared or developed by the Employee, in the strictest confidence. It will not use or disclose such Trade Secrets to others without the Corporation's written consent, except when necessary to perform the Duties.

7. Nondisclosure of Confidential Information. The Employee will keep the Corporation's Confidential Information, whether or not prepared or developed by the Employee, in the strictest confidence. It will not use or disclose such Confidential Information to others without the Corporation's written consent, except when necessary to perform the Duties.

8. Confidential Information of Others. The Employee will not disclose to the Corporation, use in the Corporation's business, or cause the Corporation to use, any information or material that is confidential information or a trade secret of others.




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9.   Return of Materials. When the Employee's contract with the
     Corporation ends, for whatever reason, it will promptly deliver to the Corporation all originals and copies of all documents, records, computer hardware, computer software programs, media and other materials containing any of the Corporation's Trade Secrets or Confidential Information. It will also return to the Corporation all equipment, files, software programs and other personal property belonging to the Corporation.

10. Trade Secrets Confidentiality Obligation Survives Contract. The Employee understands and agrees that his obligation to maintain the confidentiality and security of the Corporation's Trade Secrets remains even after the contract with the Corporation ends and continues for so long as such material remains a Trade Secret.

11. Confidential Information Confidentiality Obligation Survives Contract. The Employee understands and agrees that its obligation to maintain the confidentiality and security of the Corporation's Confidential Information remains even after its contract with the Corporation ends and continues for so long as such material remains Confidential Information.

12. Disclosure of Developments. During the term of the Consulting Agreement, the Employee will promptly inform the Corporation of the full details of all its inventions, discoveries, improvements, innovations, ideas, products and processes (collectively called "Developments"), whether or not patentable, copyrightable or otherwise predictable, that he conceives, completes or reduces to practice, (whether jointly or with others), in the course of performing or fulfilling the Duties and which:

     (a) relate to the Corporation's present or prospective business, or actual or demonstrably anticipated research and development;

     (b) result from any work the Employee does using any equipment, facilities, materials, Trade Secrets,
          Confidential Information or personnel of the Corporation; or

     (c) result from or are suggested by any work that he may do for the Corporation.







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13.  Assignment of Rights. The Employee acknowledges and agrees that the Corporation or the Corporation's designee retains all right, title and interest in the Developments which arise during the course of its contract with the Corporation. Accordingly, the Employee hereby assigns to the Corporation or the Corporation's designee, any and all right, title and interest in all

     (a) patent rights,
     (b) copyrights,
     (c) trade secret rights, and
     (d)  mask work rights,

     (collectively called "Rights") which arise with respect to the Developments.

14. Execution of Documents. The Employee agrees to promptly execute written assignments of specific Rights and such other documents as are properly required to enable the Corporation to obtain, maintain and enforce patents, copyrights, and mask work right registrations relating to the Developments, when so requested by the Corporation from time to time. In the event Corporation is unable, after reasonable effort, to secure the Employee's signature on any such document, whether because of any physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as his agent and attorney-in-fact to act for and in his behalf and stead to execute and file any patent, copyright and mask work right application relating to the Developments and to do all other lawfully permitted acts to further the prosecution, issuance, maintenance and enforcement of letters patent, copyright, and mask work rights thereon with the same legal force and effect as if executed by the Employee.

15. Conflict of Interest. During the Employee's contract by the Corporation, it will not engage in any business activity competitive with the Corporation's business activities nor will it engage in any other activities that conflict with the best interests of the Corporation.

16. Post-Contract Non-Competition Agreement. The Employee understands that during its contract with the Corporation it may become familiar with the Confidential Information and Trade Secrets of the Corporation. Therefore, it is possible that grave harm could be caused to the Corporation if the Employee worked for a competitor. Accordingly, the Employee agrees for two years following the end of its contract with the Corporation not to engage in, or contribute its knowledge to any work that is competitive with or functionally similar to any Developments or to a service or product on which it worked while with the Corporation at any time during the two years immediately before its contract with the Corporation ended. The Employee further agrees that during the two years following the end of its contract with the Corporation it will not compete with the Corporation in any of its businesses, directly or indirectly (it being understood that competition includes the design, development, production, promotion or sale of products or services competitive with those of the Corporation) and that it will not divert or attempt to divert from the Corporation any business the Corporation enjoyed or solicited from their customers during the one year prior to the termination of its contract. For the purposes of this section, the post-contract restrictions on the Employee shall apply in the following areas:

     (a)  The World,
     (b)  North America,
     (c) the United States of America including all of its territories and possessions,
     (d)  Canada,
     (e)  Ontario, British Columbia, Alberta and
     (f) all states, provinces or territories and possessions of the United States of America or Canada in which the Company carries on business.

     The Employee acknowledges and agrees that the hardware and software developed by the Corporation, or is intended to be, distributed to customers across Canada and throughout the World. Accordingly, the Employee agrees that these restrictions on its post-contract activities shall apply throughout Canada and the World. The Employee further agrees that the time and territorial restrictions set out herein are fair and reasonable and hereby waives its right to use as a defense to any action brought against it hereunder that the time and territorial restrictions are unreasonable in scope or length.

     In the event that a court of competent jurisdiction finds any subsection or subsections dealing with the territorial restriction of this section to be unenforceable, then that subsection or subsections as the case may be, shall be severed from this Agreement and the following subsection(s) shall be deemed the governing restriction.

17. Noninterference with Corporation Employees. While employed by the Corporation and for two years afterwards, the Employee agrees that it will not induce, or attempt to induce, any Corporation Employee to quit the Corporation's employ or recruit or hire away any Corporation Employee.

18. Enforcement. The Employee acknowledges and agrees that in the event of a breach or threatened breach of this Agreement, money damages would be an inadequate remedy and extremely difficult to measure. The Employee therefore agrees that the Corporation shall be entitled to an injunction to restrain it from such breach or threatened breach. In addition, any breach or threatened breach of this

Agreement will result in the Corporation taking disciplinary action against the Employee up to and including termination of contract. Nothing in this Agreement shall be construed as preventing the Corporation from pursuing any remedy at law or in equity for any breach or threatened breach.

19. Effective Date. It was understood and agreed between the Corporation and the Employee when the Employee commenced its contract with the Corporation that an agreement substantially similar to this Agreement was a condition of contract. The Employee and Corporation hereby incorporate all of the terms of this Agreement into the contract between them and further agree that the terms of this Agreement are incorporated effective as of the entering into of the said contract of contract by the Employee and Corporation.

20. Notices. Except as otherwise expressly provided herein, any and all notices or demands which must or may be given hereunder or under any other instrument contemplated hereby shall be given by delivery in person or by regular mail or by facsimile transmission as follows:

     To Employee:                  To Corporation:

     Calgary, Alberta              Calgary, Alberta
                                   Attention:
                                   Chief Financial Officer
     Ph:                           Facsimile: (403)

     All such communications, notices or presentations and demands provided for herein shall be deemed to have been delivered when actually delivered in person to the respective party, or if mailed, then on the date it would be delivered in the ordinary course of mail, or if sent by facsimile transmission, on the date of receipt of confirmation that the transmission has been received. Any party may change its address hereunder on twenty days notice to the other party in compliance with this section.

21. Severability. If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceable provision shall be severed from the whole thereby preserving the enforceability to the balance of this Agreement, and all provisions of this Agreement shall, if alternative interpretations are applicable, be construed so as to preserve the enforceability thereof.

22. General. Time will be of the essence hereof. The Employee acknowledges and declares that it has been provided with sufficient time and opportunity to consider all factors relating to this Agreement, has retained and consulted independent counsel to advise it, or in the alternative has elected to waive its right to retain and consult independent counsel. It further acknowledges and declares that it has read and understands the terms of this Agreement and has signed it voluntarily with full awareness of its consequences. This Agreement may not be assigned by the Employee without the express written consent of the other parties hereto. Wherever the singular, masculine, or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine, and vice versa, where the context or the parties so require. The headings used herein are for convenience of reference only and shall not affect the interpretation of this Agreement. Facsimile or photostatic copies of signatures are acceptable and are of the same force and effect as original signatures for all intents and purposes. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The provisions of sections 6, 7, 8, 10, 11, 13, 14, 15, 16, 17,
     18 and 19 herein shall survive any termination of the contract of contract which embodies this Agreement. This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument. The preambles or recitals hereto are hereby incorporated herein and form an integral part of this Agreement. This Agreement shall enure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

     IN WITNESS WHEREOF the parties hereto have duly executed this Agreement under seal this _____ day of __________, 1999


_______________________
Signature

_______________________
Name (Print)

TSUNAMI MEDIA CORPORATION


Per: __________________